Logan Circle Partners

CODE OF ETHICS OVERVIEW EFFECTIVE May 2015

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

All Employees are expected to comply with the policies set forth in the Code of Ethics (the “Code”).  Read the Code carefully and make sure that you understand it, the consequences of non-compliance, and the Code’s importance to the success of the Firm. If you have any questions, speak to a member of the Firm’s Legal and Compliance Department. The Code cannot and is not intended to cover every applicable law or provide answers to all questions that might arise; for that we must ultimately rely on each person's good sense of what is right, including a sense of when it is proper to seek guidance from others on the appropriate course of conduct.

The Chief Compliance Officer or General Counsel may, in their discretion, waive the applicability of any provision of the Code with respect to a given Employee, provided that such waiver is consistent with applicable law.

About the Code of Business Conduct and Ethics

We at the Firm are committed to the highest standards of business conduct in our relationships with each other and with our Clients and others. This requires that we conduct our business in accordance with all applicable laws and regulations, in accordance with the highest standards of business ethics, and consistent with our fiduciary obligations.

Our business depends on the reputation of the Firm and, in turn, its Employees for integrity and principled business conduct.  Thus, in many instances, the policies referenced in this Code go beyond the requirements of the law.

The Code is a statement of policies for individual and business conduct and does not in any way constitute an employment contract or an assurance of continued employment. As Employees of the Firm, you are employed at will even when you are covered by an express, written employment agreement.  This means that, subject to applicable law and the notice requirements you may have with the Firm, (i) you may choose to resign your employment at any time, for any reason or for no reason at all, and (ii) the Firm may choose to terminate your employment at any time, for any reason or for no reason at all.   Termination of employment (whether by resignation or otherwise) is subject to any covenants you may have with the Firm governing your post-termination activities.

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Meeting Our Shared Obligations

Each of us is responsible for knowing and understanding the policies and guidelines contained in the Code.  If you have questions, ask them; if you have ethical concerns, raise them. Our conduct should reflect the Firm’s values, demonstrate ethical leadership, and promote a work environment that upholds the Firm’s reputation for integrity, ethical conduct and trust.

Responsibility to Our Organization and Its Clients

Employees are expected to advance the interests of the Firm’s Clients and avoid any conflicts with the interests of those Clients. As such, Employees are required to complete a conflicts questionnaire at the time their employment by the Firm commences and periodically thereafter, upon request, to help Fortress monitor any potential conflicts of interest. Employees must immediately notify the Legal and Compliance Department if the information on this questionnaire changes.

Conflicts of Interest Generally

The identification and management of conflicts of interest are commitments that the Firm has  made  to  each  of  its  Clients,  and  are  fundamental  considerations  in  all  of  the  Firm’s investment advisory activities.  Broadly speaking, a conflict of interest may be present whenever the interests of an Employee or the Firm are inconsistent with, or appear to be inconsistent with, those of a Client, or when the interests of one Client appear to be inconsistent with those of another Client.   Conflicts of interest, if not properly addressed, can cause serious harm to the Firm and its Clients.  Even the mere appearance of a conflict of interest (i.e., where no conflict may actually exist) can call into question the objectivity of the Firm and its Employees, resulting in potentially irreversible damage to the Firm’s reputation.   Due to the importance of appropriately identifying and addressing potential conflicts of interest and, where possible, avoiding the mere appearance of any such conflicts, between Clients or between the Firm and its Clients, the Legal and Compliance Department monitors and reviews such matters on a regular basis.  As such, it is the responsibility of every Employee to assist in identifying actual or potential conflicts of interest associated with the Firm’s investment advisory business and promptly bring any such issues to the attention of an appropriate member of the Legal and Compliance Department.

Personal Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Firm’s business and to maintain your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your personal interests and the interests of the Firm’s Clients.  A conflict of interest may arise whenever your private interests interfere in any way, or even appear to interfere, with the interests of any Client, including if you take actions or have interests that make it difficult for you to objectively and effectively perform your work on behalf of the Firm.  You should never act in a manner that could cause you to lose your independence and objectivity or that could adversely affect the confidence of your fellow Employees, other persons with whom we conduct the Firm’s business, or the integrity of the Firm or its procedures. Although we cannot list every conceivable conflict, the following are some common examples that illustrate actual or apparent conflicts of interest that should be avoided:

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Improper Personal Benefits from the Firm

Conflicts of interest arise when any Employee, or a member of his or her family, receives improper personal benefits as a result of his or her position in or in relation to the Firm. You may not accept any benefits that have not been duly authorized and approved pursuant to Firm policy and procedure, including any Firm loans or guarantees of your personal obligations.

Financial Interests in Other Businesses

Employees may not have an ownership interest in any other enterprise if that interest compromises or appears to compromise the Employee’s loyalty to the Firm.  For example, you should not own an interest in any enterprise that is a significant competitor with our Firm (owning shares of a publicly traded financial institution with multiple business lines shall not be considered a conflict for these purposes by reason of their having some overlapping areas of business) without first clearing any transaction in the securities.   You may not own an interest in a company that does significant amounts of business with the Firm (such as an entity that is a significant source of Firm investments) without obtaining prior written approval from the Legal and Compliance Department.

Business Arrangements with the Firm

You may not sell to or purchase from the Firm any securities or other property, or personally participate in a joint venture, partnership or other business arrangement with the Firm without first obtaining prior written approval from the Legal and Compliance Department.

Outside Employment, Directorships, or Activities With a Competitor

Other than with the prior written consent of the General Counsel or the Chief Compliance Officer,  simultaneous  employment  by  any  other  entity,  or  serving  as  a  director  or  on  the creditors’ committee of any company is strictly prohibited.  Serving as a director or officer or on the creditors’ committee of a company with publicly traded securities, for example, can create collateral issues, including potential insider trading liability, for both the Firm and the Employee serving in such capacity.  Similarly, you should avoid engaging in any activity that one would reasonably expect to advance a competitor’s interests over that of the Firm’s.  As such, it is imperative that, prior to agreeing to serve in any such capacity, Employees consult with and obtain written approval from (i) the Firm’s Chief Compliance Officer or General Counsel, and (ii) his or her direct supervisor.  Please note that the Firm may require that the Employee obtain indemnities from the company at issue and satisfy other conditions as a condition to approval.  In general, approval for this type of activity will be rare. Such activities are subject to the Firm’s Anti-Corruption Policy and may be subject to applicable state and federal anti-bribery laws.

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Ultimately, it is your responsibility to consult with the General Counsel or the Chief Compliance Officer and your manager to determine whether a planned activity will compete impermissibly with any of the Firm’s business activities before you pursue the activity in question.

Charitable, Government and Other Outside Activities

The Firm encourages all Employees to participate in projects and causes that further the welfare of our local communities.  However, you must obtain the prior approval of the Legal and Compliance Department before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity or before running for election or seeking appointment to any government-related position. Such activities are subject to the Firm’s Anti-Corruption Policy and may be subject to applicable state and federal anti-bribery laws.

Family Members Working In the Industry

You  may  find  yourself  in  a  situation  where  your  spouse  or  significant  other,  your children, parents or in-laws, or someone else with whom you have a familial relationship is employed by a competitor of or entity with a significant business relationship with the Firm. Such situations are not prohibited but they call for extra sensitivity to security, confidentiality and conflicts of interest.

There are several factors to consider in assessing such a situation, including without limitation: the relationship between the Firm and the competitor or entity; the nature of your responsibilities in respect of the Firm and those of the other person; and the access each of you has to your respective employer's confidential information.  Such a situation, however harmless it may appear to you, can create problems for the Firm or you.  To mitigate any potential issues, you must disclose your specific situation as soon as you are made aware of it by notifying the Legal and Compliance Department so that the Legal and Compliance Department may assess the nature and extent of any concern and how it can be managed and/or resolved.

Potential Firm Conflicts of Interest

There are a variety of situations in which the Firm may be viewed as having a conflict of interest, including, for example: (i) decisions about whether and how to allocate limited investment opportunities among Clients; (ii) causing a Client to enter into a transaction with another Client and (iii) making decisions for one Client that appear inconsistent with decisions made for another (e.g., buying an asset for one Client while selling the same asset for another or selling an asset of one Client while continuing to hold the same asset for another).  This is not an exhaustive list of situations that may give rise to a Firm related potential conflict of interest, and you should not view it as such.  It is merely intended to be illustrative of some of the ways in which potential Firm related conflicts might arise and to sensitize you to the general issue. Ultimately, each of us is responsible for helping to identify Firm related potential conflicts of interest and promptly raising them with an appropriate member of the Legal and Compliance Department.

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Corporate Opportunities

Employees  owe  a  duty  to  the  Firm  to  advance  its  legitimate  interests  when  the opportunity to do so arises.  As such, you may not: take for yourself opportunities that are expressly offered to you based on the fact that you are an Employee of the Firm, take for yourself any limited investment opportunity that would be appropriate for one or more Clients; use corporate property, Firm information or your position for personal gain, or compete with the Firm in any manner.

Entertainment, Gifts and Gratuities

When you are involved in making business decisions on behalf of the Firm, you must conduct such activities consistent with your duty to advance the best interests of the Firm’s Clients.  Employees must not accept any gifts, entertainment or gratuities that could influence or be perceived to influence the Client’s investment or financing decisions. Such activities are subject to the Firm’s Anti-Corruption Policy, including its Gifts and Entertainment Policy, and applicable state and federal anti-bribery laws.

Firm Books and Records

You must complete all documents relating to Firm business accurately and in a timely manner.  When applicable, documents must be properly authorized. You must record the Firm's financial activities in compliance with all applicable laws and accounting standards.  The making of false or misleading entries, records or documentation is strictly prohibited. You must never create a false or misleading report or make a payment or establish an account on behalf of the Firm with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Record Retention Regarding Lawsuits or Government Investigations

If any Employee becomes aware of any “Pending Legal Matter” (a “Pending Legal Matter” is any existing, threatened or imminent lawsuit, proceeding or government or regulatory investigation involving the Firm), he or she must immediately contact the Chief Compliance Officer  or  General  Counsel  (or  their  respective  authorized  designee).    Once  an  Employee becomes aware of a Pending Legal Matter, he or she must take immediate and affirmative action to preserve all records that are potentially relevant to the Pending Legal Matter, including, but not limited to, drafts, working copies, any electronic data (including e-mail, Word documents, Excel spreadsheets, etc.) and hand written notes.  A member of the Legal and Compliance Department will subsequently take steps to identify and preserve records that may be relevant to such Pending Legal Matter.  Such records shall be retained until the Chief Compliance Officer or General Counsel (or their respective authorized designee) advises otherwise, whether or not this Manual or another Firm policy would otherwise provide for the destruction of such records in the ordinary course of business.

As appropriate, a member of the Legal and Compliance Department will notify all Employees who may have custody of relevant records and instruct them to preserve all such records until further notice.  Once an Employee is so notified, or otherwise becomes aware of a Pending Legal Matter, he or she must immediately and affirmatively take steps to preserve, as described  in the preceding paragraph,  all  potentially relevant  records.    Destruction  of such records, even if inadvertent, could seriously prejudice the Employee and the Firm and could in certain cases subject the Firm and/or the individual to substantial criminal and civil liability. Any questions regarding whether a record is relevant to a Pending Legal Matter should be directed to the Chief Compliance Officer, General Counsel, or their respective authorized designee.

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Confidential Information

All Firm Employees may learn, to a greater or lesser degree, facts about the Firm’s business, plans, or operations that are not known to the general public or to competitors (collectively,  referred  to  herein  as  “Confidential  Information”).    Confidential  Information includes information relating to (i) the Firm’s business (including, without limitation, strategies employed by Firm Clients and their actual and contemplated investments, the financial performance, including but not limited to the track record or performance data, of any Client, or of any investment thereof, fund raising information and the identity of the equity investors in Fortress  or  any  of  its  Clients,  contractual  arrangements,  plans,  tactics,  policies,  products, software, programs, know-how, intellectual property, market data and methods, financial reports, cost and performance data, balance sheets,  portfolio information, contacts,  income statements, cash flow statements, statements of shareholder equity, debt arrangements, equity structure, accounts receivable reports, accounts payable reports, and asset holdings), (ii) all corporations or other business organizations in which the Firm has or has had an investment and (iii) possible transactions with third parties, which the Firm may be under an obligation to maintain as confidential.

You must maintain the confidentiality of information entrusted to you by the Firm except when disclosure is authorized or legally mandated.  Employees who possess or have access to Confidential Information must:

•    Not  use  the  Confidential  Information  for  their  own  benefit  or  the  individual benefit of persons inside or outside the Firm.

•    Carefully guard against disclosure of Confidential Information to people outside the Firm. For example, you should not discuss such matters with family members or  business  or  social  acquaintances  or  in  places  where  the  Confidential Information may be overheard, such as taxis, public transportation, elevators or restaurants.  The prohibition against disclosing Confidential Information to people outside the Firm includes individuals who work for portfolio companies owned by Fortress Clients.

•    Not disclose Confidential Information to another Employee unless the Employee needs the information to carry out Firm business.

Please note that Confidential Information may be received by the Firm in a variety of ways, and all information may be considered confidential regardless of the method of delivery. The most common methods through which Confidential Information is delivered by third parties is via hard copy documents, email and verbally.  However, information may be provided by third parties in other ways, including via internet sites such as Syndtrak or Intralinks, and that information may also be of a confidential nature.  In the case of Syndtrak, Intralinks, or other similar internet sites, it is customary for the provider of information on those sites to require that you “click through” a confidentiality agreement before accessing the information.  Such confidentiality agreements, like all confidentiality agreements entered into by the Firm, must first be reviewed by the Legal Department.  Of course, regardless of whether the party sending you information considers it confidential, you are still bound by your confidentiality agreement with the Firm and are therefore prohibited from sharing such information with outside parties.

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In addition, Confidentiality Agreements are commonly used when the Firm needs to disclose confidential information to others.   A Confidentiality Agreement puts the person receiving Confidential Information on notice that he or she must maintain the secrecy of such information.  If, in doing business with persons not employed by the Firm, you foresee that you may need to disclose Confidential Information, you are required to contact the Legal and Compliance Department prior to any such disclosures.

Your obligation to treat information as confidential does not end when you leave the Firm.  Upon the termination of your employment, you must return everything that belongs to the Firm, including all documents and other materials containing Confidential Information. You must not disclose Confidential Information to a new employer or to other persons after ceasing to be  an  Employee.    Nothing  contained  herein  limits  in  any  way  any  other  confidentiality obligations imposed upon you by agreement with the Firm or by law.

You may not disclose to the Firm the confidential information of any previous employer, nor may you encourage any other Employee (or prospective Employee) to disclose the confidential information of their previous employer (or current employer, as the case may be).

Trademarks, Copyrights And Other Intellectual Property

Trademarks

The Firm’s logos are examples of Firm trademarks. You must always properly use Firm trademarks and advise the Legal and Compliance Department when you suspect that others may be infringing on our trademarks. Likewise, Employees must not infringe on the trademarks of third parties.

Copyright Compliance

All software or other programs created by you in connection with your employment by the Firm or provision of services to the Firm, including quantitative or computer-based trading models, are “works for hire” and are the sole property of the Firm. You understand that you have no right, title or interest in any intellectual property created by you in connection with your employment by or provision of services to the Firm unless otherwise expressly agreed to in writing by the Firm.

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Works of authorship such as books, articles, drawings, computer software and other such materials may be covered by copyright laws. It is a violation of those laws and of the Firm’s policies to make unauthorized copies of, or derivative works based upon, copyrighted materials. The absence of a copyright notice does not necessarily mean that the materials are not copyrighted.

The Firm licenses the use of much of its computer software from outside companies. In most instances, this computer software is protected by copyright. You may not make, acquire or use unauthorized copies of computer software. Any questions concerning copyright laws should be directed to an attorney in the Legal and Compliance Department.

Intellectual Property Rights of Others

It is Firm policy not to infringe upon the intellectual property rights of others. When using the name, trademarks, logos or printed materials of another firm, including any such uses on the Firm's website, you must do so properly and in accordance with applicable law.

Responding to Inquiries from the Press and Others

Employees who are not official Firm spokespersons may not speak with the press, securities analysts, other members of the financial community, shareholders or groups or organizations as a Firm representative unless specifically authorized to do so in the course of his or her duties. Requests for financial or other information about the Firm from the media, the press, the financial community, or the general public should be referred to the Firm’s Director of Investor Relations.

Regulation FD

In addition, as you know, Logan Circle Partners’ parent company, Fortress Investment Group LLC, is a publicly traded company (NYSE: “FIG”) and, as such, it must comply with Regulation  FD  (“Reg  FD”).   Reg  FD  provides  that  when  a  publicly  traded  company,  like Fortress, or a person acting on its behalf, selectively discloses material nonpublic information to certain persons (in general, securities market professionals or holders of the issuer's securities who  may  trade  on  the  basis  of  the  information),  it  must  broadly  disseminate  the  same information to the public.  The timing of the required public disclosure depends on whether the selective disclosure was intentional or non-intentional (for an intentional selective disclosure, the issuer must make public disclosure simultaneously with the selective disclosure; for a non- intentional disclosure, the issuer must make public disclosure within 24 hours or before the beginning of the next trading day, whichever is later).  Compliance with Reg FD is just one of any number of reasons why it is critically important not to disclose the Firm’s Confidential Information unless you have specifically been authorized to do so.  When in doubt, err on the side of caution and consult with a member of the Legal and Compliance Department.   You should also review Fortress’s Regulation FD Policy, which is posted on Fortress’s website (www.fortress.com) under “Public Shareholders.”

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Responding to Inquiries from the Government or Other Regulatory Authorities

All requests for information from any regulatory organization or the government should immediately be referred to the General Counsel or Chief Compliance Officer.   No Firm Employees should communicate with any regulatory organization or governmental agency without first consulting with a member of the Firm’s Legal and Compliance Department.

Fair Dealing

The Firm depends on its reputation for quality, service and integrity.  The way we deal with the sources of our investments, financing opportunities, and our investors molds our reputation, builds long-term trust and ultimately determines our success. We must never take unfair advantage of others through manipulation, concealment, affirmative misrepresentation of material facts or any other unfair dealing practice.

Personal Trading

The  Firm  has  adopted  a  personal  trading  policy,  which  governs  Firm  Employees’ personal trading practices.  Among other things, the personal trading policy requires all of the Firm’s Employees to: (1) submit initial, quarterly, and annual reports that disclose all reportable personal securities holdings and transactions to the Compliance Department and (2) obtain pre- approval from the Compliance Department before making any personal investments in any reportable security. The Firm’s personal trading policy is set forth in greater detail in this summary.

Insider Trading

You are prohibited by Firm policy and by law from buying or selling securities for any Client or for your personal account at a time when you are in possession of “material non-public information.”  Such prohibited conduct is known as “insider trading.”  Passing such information on to someone who may in turn buy or sell securities – known as “tipping” – is also illegal. Information is “material” if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction.

A more detailed discussion of the Firm’s policy on Insider Trading is located in this summary.

Intentionally Spreading of False Rumors

While the Firm appreciates that rumors and other market information, which may be difficult or impossible to verify in a particular instance, are a common feature of the capital markets, it is against Firm policy and proscribed by the antifraud provisions of the securities laws to intentionally spread false rumors (also known as “rumor-mongering”) with the intent of influencing the price of a given security (positively or negatively).   By way of example, it is unlawful and against Firm policy to intentionally spread negative false information about a given issuer in order to drive the price of that issuer’s securities down, thereby profiting (through short sales and the like).  To that end, you should not disseminate information in the marketplace that you know to be false and, to the extent you receive any such information, you should promptly notify a member of the Legal and Compliance Department.  Similarly, to the extent that you receive an inquiry that asks you to confirm a rumor regarding the Firm, you should not respond and refer the individual making such inquiry to a member of the Legal and Compliance Department.

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Anti-Corruption Policy

The U.S. Foreign Corrupt Practices Act (the “FCPA”), the United Kingdom’s Bribery Act 2010 (the “Bribery Act”), and the laws of other countries prohibits the giving, offering, promising, soliciting or agreeing to receive, accepting, or authorizing, a gift or anything of value, whether tangible or intangible, to or from a third party, including foreign officials, foreign political parties, party officials or candidates for political office, for an improper purpose.

Prohibition On Use of Social Media For Business Purposes

The Advisers Act requires the Firm to maintain specified books and records that relate to the Firm’s advisory business, including, in certain instances, e-mail communications.  In addition, Fortress typically offers interests in the affiliated funds it manages on a private placement basis, which limits the Firm’s ability to offer interests in such funds by any form of general solicitation or advertising.  For those reasons, among others, the Firm strictly prohibits employees from conducting Firm-related business without specific prior written approval of the Legal and Compliance Department, including the dissemination of any company information over any social network website (including, without limitation, Facebook, Twitter, LinkedIn, LinkedFA, YouTube, Flickr, Myspace, Digg, Reddit, RSS and blogs).

Interacting With Government

Anti-Corruption Policy Includes Prohibition on Providing Anything of Value

(including entertainment) to Government Officials, Employees or their Agents

You and each of the Firm’s officers, agents, and employees, wherever located, are prohibited from giving, offering, promising, soliciting or agreeing to receive, accepting, or authorizing, a gift or anything of value, whether tangible or intangible, to or from a third party, including government officials, in contravention of the Firm’s Anti-Corruption. This prohibition includes such actions taken with respect to government officials, political parties, party officials or candidates for political office. Such actions may be in violation of the FCPA, the Bribery Act, and the laws of many other countries.

You are prohibited from providing gifts, meals or anything of value to government officials or employees, including employees of city, state or municipal entities (or similar governmental subdivisions in non-U.S. jurisdictions) or their pension plans, or members of their families without prior written approval from the Legal and Compliance Department.

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Political Contributions and Activities by the Firm

Laws of certain jurisdictions, including applicable anti-bribery laws, as well as the Firm’s Anti-Corruption Policy, may prohibit the use of Firm funds, assets, services, or facilities on behalf of a political party or candidate.  Payments of Firm funds to any political party, candidate or campaign may only be made if permitted under applicable law and the Firm’s Anti-Corruption Policy, and approved in writing in advance by the General Counsel or the Chief Compliance Officer.

In addition, your work time may be considered the equivalent of a contribution by the Firm. Therefore, you should not be paid by the Firm, and should not accept compensation from the Firm, for any time spent running for public office, serving as an elected official, or campaigning for, coordinating, or otherwise assisting in any way the campaign of a political candidate.

Political Contributions by Employees

U.S. Political Candidates

All employees are prohibited from making political donations to any person running for office at any level of government anywhere in the United States  without the prior written approval of the Legal and Compliance Department.   This prohibition extends to donations to U.S. political parties, committees and other organizations that support political candidates in the United States.  Spouses and dependents of Firm personnel are permitted to make such donations with prior approval.  Such contributions are subject to the Firm’s Anti-Corruption Policy.

Non-U.S. Political Candidates

Employees who wish to make donations to political candidates who are running for office outside the United States must seek approval to do so on their own behalf and on behalf of their spouse or dependents.  This policy also applies to making donations to political parties, committees  and  other  organizations  that  support  political  candidates  outside  the  United States.  Such contributions are subject to the Firm’s Anti-Corruption Policy

Compliance with Applicable Securities Laws

In addition to the general principles of conduct the specific trading restrictions and reporting requirements described in the Compliance Manual and Code of Ethics, all Employees to comply with applicable securities laws.  These laws include without limitation the Securities Act of 1933 (the “Securities Act”), the U.S. Securities and Exchange Act of 1934, the Sarbanes- Oxley Act of 2002, The Investment Company Act of 1940 (the “40 Act”), the Investment Advisers Act of 1940 (the “Advisers Act”), Title V of the Gramm-Leach-Bliley Act of 1999, the Bank Secrecy Act as it applies to private investment funds and investment advisers and any rules adopted thereunder, and any rules adopted by the U.S. Securities and Exchange Commission under any of the aforementioned statutes.

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In addition, non U.S. Employees may be subject to both U.S. laws and regulations as well as the laws and regulations of the jurisdiction in which they reside and/or operate.   Similarly, U.S. Employees may also be subject to foreign legal and regulatory regimes, depending on the nature and scope of their Employment activities.  Thus, it is incumbent upon every Employee to be aware of the relevant laws and regulations that apply to their Employment activities and, when in doubt, to consult with a member of the Firm’s Legal and Compliance Department.

Compliance with Applicable Anti-Trust Law

In addition to the general principles of conduct stated in this Code, Firm Employees must also comply with applicable state and federal anti-trust (or competition) laws, including without limitation the Sherman Anti-Trust Act of 1890, the Clayton Act and the Federal Trade Commission Act (collectively, “Anti-Trust Law”).  Anti-Trust Law has three general objectives: (1) prohibiting agreements or practices that restrict free trade and competition between business entities,  (2)  banning  abusive  behavior  by  a  firm  dominating  a  market,  or  anti-competitive practices that tend to lead to such a dominant position, and (3) supervising the mergers and acquisitions of large corporations, including some joint ventures, that are considered to threaten the competitive process.

Each Employee has an obligation to comply with applicable Anti-Trust Law.  Violations can carry serious consequences for both you and the Firm.  Each Employee’s full compliance with these requirements and commitment to seek qualified guidance, when appropriate, will protect Firm's reputation in the business community.  If you have questions regarding the applicability of Anti-Trust Law to a particular situation, you should seek guidance from a member of the Legal and Compliance Department.

Implementation Of The Code of Etihcs

Responsibilities

The Firm has a number of resources, people and processes in place to answer your questions and guide you through difficult decisions.

Seeking Guidance

This Code of Ethics cannot provide definitive answers to all your questions. If you have questions regarding any of the policies, or if you are in doubt about the best course of action in a particular situation, you should seek guidance from your supervisor or from a member of the Legal and Compliance Department.

Reporting Violations

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If you know of or suspect a violation of applicable laws or regulations, the Code, or any of the Firm's related policies, you must immediately report that information to the General Counsel or the Chief Compliance Officer.  No Employee will be subject to retaliation as a result of a good faith report of suspected misconduct.

In addition, the Firm has adopted a Whistleblower Policy In accordance with this policy, the Firm expects its Employees to report any known or suspected misconduct with respect to Firm accounting or auditing matters and/or violations of the securities laws and should submit good faith reports of such information without fear of dismissal or retaliation of any kind.

Investigations of Suspected Violations

All reported violations will be promptly investigated and treated confidentially to the greatest extent possible. It is imperative that reporting persons not conduct their own preliminary investigations.  Investigations of alleged violations may involve complex legal issues, and acting on your own may compromise the integrity of an investigation and adversely affect both you and the Firm.

Discipline for Violations

The Firm intends to use significant effort to prevent conduct that does not conform to this Code and to halt any such conduct that may occur as soon as reasonably possible after its discovery.  Please also note that you cannot do indirectly that which you cannot do directly; in other words, any Employee who induces another person to act in a manner that would violate Firm policies if done themselves will be imputed with that conduct as if they had taken such act themselves and thereby be deemed to have violated the policy themselves.   Employees who violate the Code of Ethics or other Firm policies and procedures may be subject to disciplinary actions, up to and including discharge.  In addition, disciplinary measures, up to and including discharge, may be taken against anyone who directs or approves infractions or has knowledge of them and does not promptly report and/or correct them in accordance with Firm policy.

Waivers of the Code

The Firm will waive application of the policies set forth in this Code, in its discretion, where the circumstances warrant granting a waiver.  Such waivers may only be granted by either the General Counsel or Chief Compliance Officer.

Individual Responsibility

Ultimate  responsibility  to  assure  that  we  as  a  Firm  comply  with  the  many  laws, regulations and ethical standards affecting our business rests with each of us. You must become familiar with and conduct yourself strictly in compliance with those laws, regulations and standards and the Firm's policies and guidelines pertaining to them.

CODE OF BUSINESS CONDUCT AND ETHICS – POLICY AGAINST INSIDER TRADING

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Please note that this Policy Against Insider Trading is a part of the Firm’s Code of

Business Conduct and Ethics.

Explanation and Background on Insider Trading

Federal and state securities laws prohibit both the Firm and our Employees from  trading securities – including equity and debt securities, structured products and derivative instruments – for ourselves or for others (including Clients) based on material non-public information, also known as “inside information.”  These laws also prohibit the dissemination of inside information to others who may use that knowledge to trade securities (also known as “tipping”).   Thus, failing to honor confidentiality obligations or misusing confidential information, among other things, can give rise to liability under applicable law.  These prohibitions apply to all Employees and extend to activities within and outside of your duties at the Firm.  If you learn of information that you believe may be considered material non-public information, you should immediately contact a member of the Legal and Compliance Department.

These procedures are intended to prevent the use of material, non-public information by

Firm personnel and to detect and prevent any violations of the prohibition on insider trading.

Trading securities while in possession of material, non-public information, or improperly communicating that information to others, may result in consequences, including criminal penalties, for the individual who commits the violation, for that individual’s employer or other “control persons,” and for people who “tip” or otherwise assist that individual.  Moreover, regulators, including the U.S. Securities and Exchange Commission can recover the profits gained or losses avoided, impose a penalty of up to three times the illicit windfall, and issue an order permanently barring you from the securities industry as a result of such improper trading. Finally, you may be sued by investors seeking to recover damages for insider trading violations.

The  requirements  contained  in  these  procedures  apply  to  securities  trading  and information handling by all Employees.   It is also worth noting that insider trading issues can arise in connection with the purchase or sale of privately traded stocks or bonds (in addition to publicly traded securities, which is what one tends to generally think of when contemplating insider trading issues).

It is also worth mentioning that the Firm regularly transacts in bank debt instruments. Though  such  instruments  are  not  considered  “securities”  under  U.S.  Securities  law  and, therefore, not subject to the insider trading laws and regulations discussed throughout this summary, transacting in bank debt instruments while in possession of material non-public information can still give rise to general fraud liability for both the Employee at-issue and the Firm.  As such, it is incumbent on any Employee who is in possession of “material non-public information” to consult with a member of the Legal and Compliance Department before transacting in a bank debt instrument.

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The  laws  that  address  insider  trading  are  not  always  clear  and  are  continuously developing.  An individual legitimately may be uncertain about the application of the rules in a particular circumstance.   Asking a single question can often prevent disciplinary action or complex legal problems.  For these reasons, you should notify the General Counsel or Chief Compliance Officer immediately if you have any reason to believe that a violation of these procedures has occurred or is about to occur, or if you have any questions regarding the applicability of these procedures.

Policy on Insider Trading

No person to whom these procedures apply may trade, either personally or on behalf of others (such as Clients), while in possession of material, non-public information, nor may any Employee communicate material, non-public information to others in violation of the law.

What is Material Information?

It is not possible to define all categories of material non-public information.  However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding a securities transaction.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be handled with due care.   Examples of such information may include:

•          Financial results

•          Unannounced future earnings or losses

•          Execution or termination of significant contracts with distributors, collaborators and other business partners

•          News of a pending or proposed merger or other acquisition

•          News of the disposition, construction or acquisition of significant assets

•          Impending bankruptcy or financial liquidity problems

•          Patent or other intellectual property milestones

•          Scientific  achievements  or  other  developments  from  research efforts

•          Significant developments involving corporate relationships

•          Changes in dividend policy

•          New product announcements of a significant nature

•          Significant product defects or modifications

•          Share splits

•          New equity or debt offerings

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•          Positive or negative developments in outstanding litigation

•          Significant litigation exposure due to actual or threatened litigation

•          Major changes in senior management.

Both positive and negative information may be considered material.  It is also important to remember that materiality will be judged with the benefit of hindsight; therefore, questions about whether a particular piece of information is material should be resolved conservatively by deeming such information to be material.

What is Non-public Information?

Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public.  In order for information to  be  considered  public,  it  must  be  widely  disseminated  in  a  manner  making  it  generally available to investors, such as by a press release or a filing with the SEC.  The circulation of rumors, even if accurate and reported in the media, may not constitute effective public dissemination.  Even after nonpublic information has been effectively disclosed, a reasonable period of time must elapse in order for the market to react to the information.

Identifying Non-public Information

Before executing any trade for yourself or others, including any Client, you must determine whether you have access to material, non-public information.  If you think that you might have access to material, non-public information, you should take the following steps:

•          Report the information and proposed trade immediately to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.

•          Do not purchase or sell the securities on behalf of yourself or others, including

Clients.

•          Do not communicate the information inside or outside the Firm, other than to the Chief Compliance Officer, the General Counsel or another member of the Legal and Compliance Department.

•          After the Chief Compliance Officer or the General Counsel has reviewed the issue, he will determine whether the information is material and non-public and, if so, what action should be taken.

You should consult with the Chief Compliance Officer or the General Counsel before taking any action or engaging in any transaction potentially involving non-public information relating to a company with traded securities.   This degree of caution will protect you, our Clients and the Firm.

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Contact with Companies with Traded Securities

Contacts with companies with traded securities represents an important part of our research effort.  The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  Difficult legal issues can arise when interacting with a Company with traded securities, so it is important that you consult with a member of the Legal and Compliance Department whenever you have a doubt whether or not it is appropriate to transact based on information gleaned from such interactions.

Contact with Government Officials

Similarly, periodic contact with various government employees or officials may also serve an important role in the Firm’s research efforts.  The Firm may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information.  However, “political intelligence” – i.e., information regarding public policy developments obtained directly or indirectly from government employees or officials (U.S. or foreign) that could potentially impact the value of a security – which has not yet been disclosed to the general public, may constitute material, non-public information.   As such, Employees should be mindful of these risks and should consult with a member of the Legal and Compliance Department prior to trading a security or any financial instrument on the basis of any political intelligence that they believe may constitute material non-public information.

Expert Consultant Networks and Other Third-Party Research Provider

In  an  effort  to  ensure  that  expert  consultant  networks  and  other  third  party research providers that predominantly offer one-on-one consultations (each a “Research Provider”) and their respective employees and members of their expert consultant networks (each a “Consultant”) adhere to applicable securities laws, no Firm employee may (a) initiate a new relationship with a Research Provider, or (b) engage in meetings and/or teleconferences with a Consultant from an expert consultant network without prior approval from a member of the Legal and Compliance Department.

Tender Offers

Tender offers in particular present greater insider trading risk for two reasons. First, tender offer activity often produces extraordinary gyrations in the price of the target company's  securities.    Trading  during  this  time  period  is  therefore  more  likely  to  attract regulatory attention, which, in turn, produces a disproportionate percentage of insider trading cases.  Second, the SEC has adopted a rule that expressly forbids trading and “tipping” while in possession of material, non-public information regarding a tender offer received from the tender offeror, the target company or anyone acting on behalf of either.  Firm personnel should exercise particular caution any time they become aware of non-public information relating to a tender offer and should contact a member of the Legal and Compliance Department immediately if you believe you have received such information.

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CODE OF BUSINESS CONDUCT AND ETHICS – INFORMATION BARRIERS BETWEEN LOGAN CIRCLE AND FORTRESS

Introduction

Information barriers have been used in the financial industry principally to deal with insider trading issues arising out of the possession of material non-public information by certain persons within an organization while others also wanted to be able to trade in the securities of the issuer to which the information relates.

These policies and procedures serve as the written procedures established by the Firm in connection with the implementation of information barriers or “walls” (the “Information Barriers”) which the Firm has deemed necessary to ensure that the Firm, its employees and its agents comply with applicable law concerning the misuse of material non-public information and/or prohibitions on coordinated investment activity between Fortress and certain of its affiliated entities or entities for which Fortress may provide back office operational services. For the purposes of this section the following terms will be used: “Logan Circle” shall refer to Logan Circle Partners L.P

Material non-public information and any information about specific single name issuers (including trade ideas and internal and external research), secondary/follow-on offerings, current or prospective portfolio investments, fund performance, and investor information are referred to as “Secure Information” in this section only and may not be disseminated across an

Information Barrier, as further described below, unless approved by senior members of the Legal and Compliance Department (an “Approving Officer”).

The integrity of the Information Barriers is important because it helps protect the Firm and its employees from potential insider trading claims as well as violations of other applicable laws, either of which can result in severe civil or criminal penalties against you personally and/or the Firm. As of the date of this summary, Fortress and Logan Circle have implemented an Information Barrier.

Information Barriers in General Formatted:

This section sets forth policies and procedures established by the Firm designed to establish the Logan Circle Information Barrier between Logan Circle and Fortress for the purpose of shielding Logan Circle and Fortress personnel from material non-public information on the opposite side of the Logan Circle Information Barrier and to prevent any coordinated investment activities, i.e., so called “Joint Transactions” as described below, among Logan Circle investment professionals and Fortress investment professionals on behalf of their respective Clients. (the “Logan Circle Information Barrier”).

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Information Barriers to Prevent Misuse of Secure Information

By establishing the Logan Circle, Fortress will be able to trade in the securities of an issuer (or derivatives relating to such issuer) at a time when individuals on Logan Circle’s side of the relevant Information Barrier are in possession of material non-public information about such issuer. Without these procedures, trading in the securities of that issuer (or derivatives relating to such issuer) under such circumstances could raise insider trading issues and have serious consequences for you and the Firm. As a result of the Logan Circle Information Barriers,

Fortress, Logan Circle will maintain a separate restricted trading list applicable to the investment activity on behalf of its clients.

Information Barriers to Prevent Joint Transactions

Additionally, the Firm maintains the Logan Circle Information Barrier in order to prevent Fortress and Logan Circle from engaging (with each other, on behalf of their respective Clients) in something often referred to as “Joint Transactions”, as described in Rule 17d-1 under the 40

Act. Logan Circle acts as an adviser to funds that are registered under the 40 Act and the 40 Act prohibits Logan Circle from causing its Clients that are registered under the 40 Act to engage in “joint transactions” with other Fortress Clients. The term “joint transactions” is defined broadly in the 40 Act but can generally be thought of as any plan, arrangement or understanding between a Logan Circle Client and any Fortress Client, including the coordination of investment activity of Logan Circle and Fortress Clients. Coordination can take various forms but can be thought of as any joint arrangement or plan concerning investment activity, including, but not limited to, decisions to buy or sell the same investment, to vote a proxy in the same manner or to invest in different parts of the same capital structure of a distressed company in an effort to achieve a mutually desirable outcome. Establishment of the Information Barrier is intended to, among other things, eliminate investment related, issuer specific communications that could lead to an impermissible joint transaction, and also to prevent even the appearance of such communications.

Information Barrier Procedures

Fundamental Concepts

With an information barrier in place, you can think of the entire Firm (including offices of foreign affiliates) as being divided by a wall (i.e., an Information Barrier), with Logan Circle on one side of the wall and the rest of the Firm on the other. The sharing of Secure Information across the Information Barrier by Fortress personnel, agents and representatives is strictly prohibited, except as provided in this Policy.

The three elements that the Firm considers fundamental to an effective information barrier are: (1) physical barriers; (2) electronic barriers; and (3) employees diligently following the basic rule that they cannot share Secure Information with personnel on the other side of the

Information Barrier.

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Security of Information

It is the obligation of all Firm personnel, regardless of the side of the Logan Circle Information Barrier on which you are, to protect all Secure Information on your side of the Information Barrier from being shared with personnel on the other side of the Information

Barrier. Documents that may contain Secure Information, including portfolio summaries, reports, presentations, memoranda, personal notes, etc., should not be left in conference rooms or other publicly accessible places that may lead to dissemination across the Information Barrier, and should be stored in a secure place, out of sight of other employees, when not in use. Similarly, discussions relating to Secure Information should be conducted with care and discretion and not in public locations such as elevators, bathrooms or any location where it is not clear whether personnel from across the Information Barrier (or the public generally) may be present.

The “Need To Know” Policy

Fortress maintains a “need to know” policy concerning Secure Information. In other words, all Secure Information should only be shared with other personnel to the extent they have a legitimate business need to know the information. Employees on one side of an Information Barrier must assume that an employee on the other side of an Information Barrier does not have a “need to know” about any Secure Information. Exceptions to this may be granted by the

General Counsel or Chief Compliance Officer in accordance with these procedures. Even among employees who are on the same side of the Information Barrier, the “need to know” policy is in effect and employees should still only share Secure Information with employees on the same side of the Information Barrier on a need to know basis.

Logan Circle Information Barrier

With limited exception, Logan Circle and Fortress personnel are physically separated in different offices (with Logan Circle personnel in New Jersey and Pennsylvania and Fortress personnel in New York and elsewhere around the globe).

Unless approved by the Firm’s senior members of the Legal and Compliance Department, Logan Circle personnel will not have card key access to Fortress’s offices and Fortress personnel will similarly not have card key access to Logan Circle’s offices. Fortress personnel are not permitted to enter Logan Circle office space and Logan Circle personnel are not permitted to enter Fortress office space without prior permission. Logan Circle and Fortress Legal and Compliance personnel are not subject to this approval process, provided they have obtained initial approval to obtain a card key from a senior member of the Legal and Compliance

Department.

Logan Circle Information Barrier: Electronic Barrier

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Logan Circle personnel shall not have access to Fortress Secure Information and neither shall Fortress personnel have access to Logan Circle Secure Information. The Firm’s Information Technology Department, in consultation with the Legal and Compliance Department, shall be responsible for ensuring that there are electronic safeguards preventing personnel from accessing Secure Information across the Information Barrier.

Logan Circle Information Barrier: Certain Employees are Perpetually “Above The

Wall”

Certain employees within the Firm (i) whose responsibilities are limited to non-investment related supervision or support of both the Logan Circle and Fortress businesses and (ii) who are not involved in making investment-related decisions for Client portfolios are considered perpetually “Above the Wall.” The phrase “Above the Wall” means such persons are permitted access to both sides of the Information Barrier as needed to carry out their corporate responsibilities. Such personnel include the Firm’s Chief Executive Officer, Chief Financial Officer, General Counsel, Chief Compliance Officer, Chief Information Officer, the head of the Firm’s Capital Formation Group, and the staff of any of the foregoing. All personnel who are “Above the Wall”, along with all other Firm personnel, are charged with responsibility for ensuring that they do not improperly transmit Secure Information across the Information Barrier.

Logan Circle Information Barrier: Procedure For Bringing An Employee “Over The

Wall” In A Limited Context

On an ad hoc basis, it is possible to permit discussions involving Secure Information between an employee on one side of the Logan Circle Information Barrier with an employee on the other side of the Logan Circle Information Barrier (bring an employee “Over the Wall”) if pre- approval is obtained from the Firm’s General Counsel or Chief Compliance Officer (or their respective authorized designee). A member of the Firm’s Legal and Compliance Department shall maintain documentation indicating when an employee is brought Over the Wall, the length of time for which the wall crossing was granted, the name of the issuer(s) that were discussed, if applicable, and whether any trading restrictions were imposed by the Legal and Compliance Department as a result of such wall crossing.

From time to time, the Chief Executive Officer of Logan Circle and various Fortress investment personnel, in their capacities as members of the Firm’s management committee, discuss Firm matters unrelated to Secure Information (e.g., during periodic management committee meetings, with respect to Firm business strategy). Any such discussions by members of the Firm’s management committee, to the extent they relate solely to Firm management matters and not to any Secure Information shall not be subject to the procedures for bringing an employee “Over the Wall” as described above.

Restricted Trading Lists

Each side of the Logan Circle Information Barrier will have its own restricted trading list. The procedures relating to the maintenance of Restricted Trading Lists within the Firm are contained in this summary. Nothing about the implementation of the Logan Circle Information Barrier limits the obligation of Firm employees to comply with applicable policies and procedures relating to restricted trading lists that restrict trading on their side of the Information Barrier.

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Communicating Outside Fortress

Logan Circle should not be held out to investors or the public as engaging in joint transactions or investment activities with other Fortress businesses. Describing Logan Circle investments as “Fortress investments” or “our” positions, or describing “our” investment processes or approach, or holding the Firm out in any other way that would convey the misimpression that Logan Circle and Fortress act jointly with respect to investments should be avoided.

CODE OF BUSINESS CONDUCT AND ETHICS – PERSONAL TRADING POLICY

Please note that this Personal Trading Policy is a component of the Firm’s overall Code of Business Conduct and Ethics.

Introduction

The Firm has adopted the following Personal Trading Policy (“Personal Trading Policy”), which addresses personal trading by all Firm Employees and long-term consultants (i.e., consultants that are engaged by the Firm for more than six consecutive months).  In addition to setting forth personal trading guidelines, this Personal Trading Policy requires all of the Firm’s Employees: (1) to submit to the Compliance Department initial, quarterly, and annual reports that disclose any personal Investments (defined below) transactions or holdings, as the case may be and (2) to obtain approval before making any personal Investments.  The requirements and restrictions contained in this Personal Trading Policy apply to any Investment of which the Employee is the direct or indirect Beneficial Owner in any Personal Brokerage Account (as such terms are defined below).

Definitions Applicable to this Personal Trading Policy

Investment

The terms “Investment” or “Investments” shall include all securities defined in Section 2(a)(36) of the 40 Act and Section 202(a)(18) of the Advisers Act1 and shall, for the avoidance of doubt, include any investment in stock, bonds, options, ETFs, commodities, futures or currencies, including virtual currencies, such as bitcoin or ripple and any investments in non-Fortress private equity or hedge funds, physical certificates and other private equity investments in partnerships

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or corporations, except that it shall not include: (1) direct obligations of the Government of the United States; (2) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (3) shares issued by money market funds; (4) shares issued by open-end funds (other than “Reportable Funds,” which are defined below), and (5) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

“Reportable Funds” are generally funds advised by or affiliated with the Firm, including mutual funds for which Logan Circle acts as either adviser or sub-adviser. Because Reportable Funds are considered Securities under our Code, Employees must seek preapproval from the Legal and Compliance Department before transacting (purchasing or selling) the shares of any mutual funds advised by Logan Circle.   Employees who obtain approval to transact in Reportable Funds are required to report such transactions and (their corresponding, if any), holdings,  as  described  further  in  below.    The  Compliance  department  maintains  a  list  of reportable funds and regularly disseminates that list to Employees.

Beneficial Ownership

The concept of “Beneficial Ownership” shall have the same meaning as that set forth in Rule 16a-l(a)(2) under the Securities Exchange Act of 1934 (“Exchange Act”) and shall refer to a direct or indirect pecuniary interest in Investments, the benefits of which are enjoyed, directly or indirectly, by an Employee by reason of any contract, arrangement, understanding, relationship (such as, for example, that person’s spouse, children or other close familial relationship), agreement or any other direct or indirect pecuniary interest, and by reason of which such Employee should be regarded as the true owner, although such Investments may not be registered or standing on the books of the issuer in the name of such Employee.  Thus, for example: securities held for a person’s benefit in the names of others, such as nominees, trustees and other fiduciaries, securities held by any partnership of which a person is the general partner or otherwise exercises control of the partnership, or securities held by any corporation that is controlled by a person (directly or through intermediaries) would be deemed to be Beneficially Owned by said person.  Similarly, a person ordinarily obtains benefits equivalent to ownership from, and thus is generally regarded as the Beneficial Owner of, Investments held in the name of a  minor child, or a dependent relative of the person or a spouse.  Other illustrations of benefits substantially equivalent to those of ownership include application of the income derived from Investments  to  maintain  a  common  home  and  application  of  the  income  derived  from Investments to meet expenses that the person otherwise would meet from other sources.  Such interests which confer Beneficial Ownership of an Investment include having or sharing with another:  (1) voting power, including the power to vote, or to direct the voting of the Investment, and/or (2) investment power, including the power to dispose, or to direct the disposition, of such Invesment.   A person is also deemed to be the Beneficial Owner of Investments which such person has the right to acquire Beneficial Ownership of:  (i) through the exercise of an option, warrant or right (including options traded on options exchanges) exercisable within 60 days; (ii) through the conversion of Investments that are immediately convertible or will become convertible within 60 days; or (iii) pursuant to either a power to revoke within 60 days or automatic termination within 60 days of a trust, discretionary account or similar arrangement.  In addition, Beneficial Ownership is conferred if voting or investment power is shared with one or more other persons and, therefore, the same shares of stock may be deemed Beneficially Owned by a number of persons.  The SEC regards Investments held in trust for others as Beneficially Owned by the trustee if he or she has or shares voting or investment power with respect to such Investments.

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1 The term “Security” includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof, including exchange traded or closed-end funds), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a "security", or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

Personal Brokerage Accounts

"Personal Brokerage Accounts" includes all accounts in which an Employee has a direct  or  indirect  Beneficial  Ownership  (as  defined  above)  interest  in,  and  includes  those accounts    owned  in  whole  or  in  part  by  you,  your  spouse,  any person  who  is  financially dependent on you and any brokerage account over which you exercise investment discretion. This definition does not include accounts in which it is not possible to buy or sell stock, bonds or ETFs nor does it include any account which is managed on a discretionary basis by a person other than the relevant Employee (and other than such Employee’s spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control Investment transactions or have the ability to influence or control such transactions.2

Approved Brokers

Unless an exception is granted by the Legal and Compliance Department, all Firm employees are required to maintain all of their Personal Brokerage Accounts at brokerage firms approved by Fortress (“Approved Brokers”).  Employees can request a copy of the approved brokers list by contacting the Compliance Department.

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2 An Employee that maintains one or more separately managed accounts that meets the parameters described above must nonetheless complete a “Employee Personal Trading Certification for Independently Managed Personal Brokerage Accounts” form, identifying any such accounts.

Purchase or Sale of an Investment

“Purchase or sale of an Investment” includes, in addition to its literal meaning, the writing of an option to purchase or sell an Investment.

Investment Considered For Purchase or Sale

An Investment is “being considered for purchase or sale” when a recommendation to purchase or sell an Investment has been made and communicated or, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

Prohibited Personal Transactions

No Employee shall purchase or sell, directly or indirectly, any Investment which to such Employee’s actual knowledge at the time of such purchase or sale:

is being considered for purchase or sale by a Client,

is being purchased or sold by a Client, or

is, at the time of such proposed purchase or sale, held for the account of one or more Clients.

No Employee may sell any Investment within the first thirty days following the purchase of such Investment (this rule shall not apply to an exercise and sale of employee stock options).

No Employee may engage in short sale transactions

No Employee may place an order other than a market order or same day limit order.  Good until cancelled orders are not permitted.

No Employee may purchase or sell any options or futures contracts at a time when the Employee could not, consistent with the Personal Trading Policy and the federal securities laws, also purchase or sell the underlying securities of the issuer to which the options or futures contracts relate.

No Employee may write options or futures contracts.

No Employee may enter into a transaction that will economically benefit from a reduction in price of the securities of Fortress or any portfolio companies owned by the Firm.

No Employee may purchase Investments on margin.

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No Employee shall engage in any transactions in the Securities of an issuer that appears on the Firm’s Restricted Trading List.

No Employee shall participate in an Investment transaction on a joint basis with a

Client in violation of applicable law.

No Employee shall engage in “insider trading” whether for his or her own benefit or the benefit of others

No Employee shall participate in an Investment transaction with respect to which such Employee intentionally spread false or misleading rumors with the intent to manipulate the price of such Investment transaction.

No Employee may transact in a larger share or contract quantity than the amount pre-cleared by the Legal and Compliance Department.

Exceptions to Prohibited Transactions

The prohibitions of the Personal Trading Policy shall not apply to:

Purchases which are part of an automatic dividend reinvestment plan. Purchases effected upon the exercise of rights issued by an issuer to all holders of a class of its Securities pro rata, to the extent such rights were acquired from such issuer.

The prohibitions of the Personal Trading Policy shall also not apply to:

Purchases or sales of Investments that are not eligible for purchase or sale by any Client.

Purchases or sales that are non-volitional on the part of either the

Employee or all Clients who make the same purchases or sales.

Purchases  or  sales  of  Investments  that  are,  in  the  opinion  of  the

General Counsel or the Chief Compliance Officer or their designee, not likely to have any economic impact on any Client or such Clients ability to purchase or sell Investments of the same class or other Investments of the same issuer.

Employees trading in any equity Investments transaction, or series of related transactions in a given trading day involving less than one percent (1%) of the average daily volume in such Investment during the preceding 50 trading days. The Legal and Compliance Department may grant exceptions to this prohibition in the event it is determined that such an exception would be consistent with applicable law.

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There may be instances when an issuer appears on the Firm’s Restricted Trading List for reasons other than the Firm’s potential or actual possession of material non-public information.  In such instances, the Chief Compliance Officer (or his authorized designee) may, in his discretion and if otherwise permitted by law, grant approval for an employee to trade in Investments of or relating to that issuer.

Reports by Employees

Every Employee shall report to the Compliance Department with respect to (i) holdings of all Investments, on an initial basis upon hire in which such Employee has direct or indirect Beneficial Ownership (the “Initial Holdings and Account Identification Report”), (ii) Investment transactions consummated during the first three quarters of any calendar year in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest (the “Quarterly Personal Trading Report”) and (iii) both Investment Transactions consummated during the fourth quarter in which such Employee has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership interest and any Investment in which such Employee has a direct or indirect Beneficial Ownership interest as of December 31 of a given year (the   “Q4 Personal Trading/Annual Holdings Report”); provided, however, that, upon completion of the  “Employee  Personal  Trading  Certification  for  Independently  Managed Personal Brokerage Accounts”,  an Employee shall not be required to report any transactions effected in any account which is managed on a discretionary basis by a person other than such Employee (and other than such Employee’s spouse, domestic partner, or financial dependents) and with respect to which such Employee does not in fact influence or control such transactions or have the ability to influence or control such transactions.   The Legal and Compliance Department shall maintain such reports and such other records as required by the federal securities laws and this Personal Trading Policy.

Every report shall be in writing and shall be delivered not later than (i) in the case of the Initial Holdings and Account Identification Report, 10 days after the individual becomes an Employee (and with the information contained therein current as of a date no more than 30 days prior to the date upon which that person first became an Employee); (ii) in the case of the Quarterly Transactions Report, 30 days after the end of each calendar quarter; and (iii) in the case of the Q4 Personal Trading/Annual Holdings Report, no later than 30 days after the completion of each calendar year (and with the information contained therein current  as  of  a  date  no  more  than  30  days  prior  to  the  date  such  report  is submitted).  Until such time as the Employee’s brokerage firm(s) begins sending electronic data feeds (as described in further detail below) or account statements to the Legal and Compliance Department, it is the Employee’s responsibility to provide the Legal and Compliance Department with such account statements in a timely manner.   The Legal and Compliance Department, however, still requires employees to complete a form related to the foregoing on a quarterly and annual basis.

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In the event that an Employee has Investments that are not held at a brokerage firm (e.g., investments in non-Fortress private equity or hedge funds, physical certificates, other private investments in partnerships or companies, etc.) or investments in Reportable Funds (e.g., mutual funds advised or sub-advised by Fortress affiliates), it is the Employee’s responsibility to report this information on the Initial Holdings and Account Identification Report, Quarterly Personal Trading Reports and Q4 Personal Trading/Annual Holdings Reports.

Any such report may contain a statement that the report shall not be construed as an admission by the Employee making such report that such Employee has any direct or indirect Beneficial Ownership in the Investment to which the report relates.

These reports will be kept confidential,  subject  to the right of inspection by various boards of entities managed or Controlled by the Firm, by the SEC, or other regulatory or governmental agencies.

Employees who fail to complete the required reports in a timely fashion will be prohibited from engaging in any personal trading until such time as their reports are completed and submitted to the Legal and Compliance Department, and any such Employee may be subject to further disciplinary action, up to and including termination.

Duplicate Account Statements

In order to ensure that all information required in the reports is received by the Firm, Employee’s Personal Brokerage Account(s) are required to be linked by an electronic data feed to the Firm’s electronic personal trading system (“StarCompliance”).  New U.S. based employees will receive a StarCompliance activation email within 10 days of submitting their “Initial Holdings and Account Identification Report.” Directions for navigating the StarCompliance system are located in the “My Document Library” of the site. For those employees who have Personal Brokerage Accounts that are not linked to the StarCompliance system Fortress requires that you cause the institutions at which you maintain such accounts to send duplicate account statements to Fortress addressed to the “Fortress Compliance Department F/A/O [name on account], Fortress Investment Group LLC, 1345 Avenue of the Americas, New York, NY 10105.”

Employees should note that they will be required to move Personal Brokerage Accounts to Approved Brokers. A submission of an Initial Holdings and Account Identification Report does not constitute an approval for Employees to hold Personal Brokerage Accounts at the institutions which they have listed on such Report.

Personal Investing: Pre-Approval of Transactions

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Every Employee must obtain written approval from the Legal and Compliance Department before engaging in an Investment transaction. In addition to routine Investments such as buying and selling stocks, bonds or options in the public markets, the pre-approval requirement also applies without limitation to initial public offerings, private placements of stocks or bonds, the acquisition of limited partnership interests in various investment vehicles or interests in other types of private investment funds, etc., because all of these are examples of Investments. If you have any question about whether a proposed personal Investment requires pre-approval, you must check with the Legal and Compliance Department before making the Investment.

Employees who are Investment Personnel are also required to obtain pre-approval for any proposed personal transaction, without regard to whether such transaction involves an

Investment (e.g., currencies, commodities, futures, certain real estate products, etc.), if the personal transaction involves an asset that falls within the current investment program for the Client(s) to which the Investment Person provides services.

In addition to the written approval of the Compliance Department, Investment Personnel must also receive additional written pre-approval (“Additional Approval”) from, a senior member of management responsible for each Client to which the Investment Person provides services. Such approvals shall be procured by the Compliance Department. The Principals, all of whom are presumed to be Investment Personnel, shall obtain Additional Approval for their personal trades from a senior member for the Legal and Compliance Department. The purpose of the Additional Approval for Investment Personnel, including the Principals, is to guard against actual or potential conflicts of interest in connection with the investment decision-making process. The Chief Compliance Officer’s personal trades, if any, shall be subject to review and pre-approval by the General Counsel and the General Counsel’s, if any, shall be subject to review and pre-approval by the Chief Compliance Officer.

In order to obtain clearance for a personal Investment, Employees must access their personal account on the StarCompliance system and click on the “File a Pre-Clearance Request” link. In order to submit a personal trade request, you will need to select the security (by symbol, cusip/sedol/isin, or description), transaction type, your Personal Brokerage Account, and indicate the number of shares you wish to purchase or sell. You will also need to indicate whether the trade request relates to an IPO or Private Placement. Once submitted, you will subsequently receive a reply from the internal email address “Group: Personal Trading Clearance” indicating the disposition of your request.

Employees with Personal Brokerage Accounts that are not on the StarCompliance system must obtain clearance for a personal Investment by sending an email to the Fortress internal email address “Group: Personal Trading Clearance” and include the following information: (i) the name of the Investment; (ii) amount of the Investment; (iii) whether you are purchasing or selling; and (iv) the name of the Personal Brokerage Account in which you wish to trade.

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Pre-approvals for personal Investments generally expire at the end of the second trading day after which pre-approval was granted. In certain circumstances an extension may be granted for an extended trading window in writing from a member of the Legal and Compliance Department.

Maintenance of Records

The Compliance Department shall maintain, in an easily accessible place, the following records:

A copy of the Firm’s Personal Trading Policy that is or has been in effect during the preceding five years.

A list of all persons who are, or within the preceding five years have been, required to make reports pursuant to the this Personal Trading Policy and the federal securities laws.

A copy of each report made pursuant to this Personal Trading Policy within the preceding five years.

A copy of any decision and reasons supporting such decision to approve an Employee’s participation in an initial public offering or any Investments which have been privately placed, made within the preceding five years.

A copy of all written approvals of Investments pursuant to Section G of this

Personal Trading Policy.

A copy of any record or report of violation of this Personal Trading Policy and any action taken as a result of such violation.

CODE OF BUSINESS CONDUCT AND ETHICS –

GIFTS AND ENTERTAINMENT, OUTSIDE BUSINESS INTERESTS, AND CONFLICTS POLICIES

Please note that this Gifts and Entertainment Policy is a component of the Firm’s overall

Code of Business Conduct and Ethics, which is included in this summary.

Introduction

The receipt or provision of gifts or entertainment may create the appearance of a conflict of interest or otherwise appear to improperly influence decision making by Fortress personnel or a person with whom the Firm is conducting business or seeks to conduct business.  In certain circumstances, the receipt or provision of gifts or entertainment may also be in violation of law. Even where there is no violation of the law, you are prohibited from receiving or giving gifts or entertainment if it could give the impression of being done for an improper purpose or to compromise your judgment, regardless of its value.  As such, Firm personnel may not accept, provide or solicit gifts, entertainment, favors, special accommodations or other things of value other than in accordance with the terms of this Policy.  To be clear, this policy covers both giving and receiving gifts or entertainment and also prohibits Employees from using personal funds or resources to engage in an activity that is otherwise prohibited if done with Firm funds or resources.

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Gifts vs. Entertainment

Gifts and entertainment provided or received must be considered carefully in light of how the recipient may act, or be perceived to act. As will be discussed further below, gifts and entertainment (of any value) to government officials are prohibited unless you receive prior written permission from the Firm’s Legal and Compliance Department.

Our Policy distinguishes between gifts and entertainment.  “Entertainment” is generally considered to be an activity in which the person or entity paying for it participates.  A “Gift” is any item of value that does not involve engaging in an activity with the provider.

To  help  understand  the  difference  between  gifts  and  entertainment,  consider  the following examples, but you should recognize that these are merely examples and that gifts and entertainment can come in many forms.

Gift:  You receive two tickets to a concert from a Firm vendor.  The vendor’s personnel do not attend.  The tickets are a gift.

Entertainment:  You receive two tickets to a concert from a Firm vendor, and personnel from the vendor go with you.  The concert is entertainment.

Gift:  A potential counterparty pays your entry fee in a local golf tournament, but none of the counterparty’s personnel will be participating in the tournament.  The payment of the entry fee is a gift.

Entertainment:  A potential counterparty sponsors a golf tournament and you are invited to attend along with personnel from the potential counterparty.   The golf tournament is entertainment.

Of course, the same concepts apply in reverse when the Firm is providing the gift or entertainment.

Gifts

Firm personnel may not accept any gift with a value in excess of the “Gift Reporting Limit” from a party that conducts, seeks or may in the reasonably near future seek to do business with the Firm, without obtaining prior approval from the Legal and Compliance Department. The same Policy applies to providing gifts to such parties.

A request for written approval should be sent to the Compliance Department and must include (i) the name of the person providing the gift,  (ii) the name of the entity or business with which the person is associated, (iii) a description of the gift and (iv) the value of the gift (use an estimate if the value is unknown).

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Employees that receive or give gifts that clearly fall below the applicable thresholds set forth above need not seek pre-approval.

Cash Gifts

Firm personnel may not give cash gifts or cash equivalents (such as gift certificates and the like) to, or accept cash gifts or cash equivalents from, any person or entity that does or seeks to do business with the Firm.

Entertainment

Pre-approval required.   The provision or receipt of Entertainment by Firm Employees must be reported and pre-approval must be obtained when:

the per person value of the Entertainment exceeds the Entertainment Reporting Limit

A request for written approval should be sent to the Compliance Department and should include (i) the name of the person providing the entertainment, (ii) the name of the entity with which the person is associated, (iii) a description of the entertainment and (iv) the value of the entertainment (use an estimate if the value is unknown, as described below).

Pre-approval not required.  In the normal course, Firm personnel may accept or provide “reasonable entertainment” under the Entertainment Reporting Limit without pre-approval or reporting.    “Reasonable entertainment” does not include airfare, hotel accommodations, other forms of travel or any other activity that may reasonably be viewed as overly lavish, excessive or embarrassing to the Firm, regardless of whether it exceeds the Entertainment Reporting Limit. The provision or receipt of local ground transportation (i.e., distances up to 50 miles, or 80 kilometers, one way) is permissible.

Charitable Donations, Political Contributions and Political Activities

Payments  to  charities  and  to  political  candidates  or  political  parties,  as  well  as  the donation of one’s time to such causes or persons, can disguise bribe payments. The Firm limits its and its Employees’ participation in these activities under the Code and the Anti-Corruption Policy.

Charitable Donations.   Payment of Firm funds to any charitable organization must be approved in writing and in advance by the Legal and Compliance Department. Further, Employees must obtain the prior approval of the Legal and Compliance Department before serving as a director or trustee of any charitable, not-for-profit, for-profit, or other entity.

Political Contributions. Laws of certain jurisdictions, including applicable anti- bribery laws, as well as the Firm’s Anti-Corruption Policy, may prohibit the use of Firm funds, assets, services, or facilities on behalf of a political party or candidate.  Payments of Firm funds to any political party, candidate or campaign may only be made if permitted under applicable law, the Firm’s Anti-Corruption Policy, and approved in writing in advance by the General Counsel or Chief Compliance Officer.

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U.S. Political Candidates and Organizations

All Employees are prohibited from making political donations to any person running for office at any level of government anywhere in the United States unless prior written waiver is obtained from the Legal and Compliance Department.  This prohibition extends to donations to U.S. political parties, committees and other organizations that support political candidates in the United States.  Spouses and dependents of Firm personnel are permitted to make such donations with prior approval.

Further, you must obtain the prior approval of the General Counsel or the Chief Compliance Officer before running for election or seeking appointment to any government- related position. In addition, your work time may be considered the equivalent of a contribution by the Firm. Therefore, you should not be paid by the Firm, and should not accept compensation from the Firm, for any time spent running for public office, serving as an elected official, or campaigning for, coordinating, or otherwise assisting in any way the campaign of a political candidate.

Non-U.S. Political Candidates and Organizations

Employees who wish to make donations to political candidates who are running for office outside the United States must seek approval to do so on their own behalf and on behalf of their spouse or dependents.  This policy also applies to making donations to political parties, committees and other organizations that support political candidates outside the United States.

Estimating Cost

Where the cost of a Gift or Entertainment is unknown, you should use a good faith estimate to determine whether that Gift or Entertainment should be reported for pre-approval. For example, if the face value of a ticket to a sold out concert is $100.00 (current gift limit amount), and you have reason to believe that the ticket’s after-market value may be significantly higher, you should report that ticket (be it as a Gift or Entertainment, as the case may be) and seek pre-approval.   If you have any uncertainty about whether a Gift or Entertainment is reportable and requires pre-approval, you should err on the side of reporting it.

Holiday Gift Exception to the General Policy

It is usual and customary during the “holiday season” (defined as the third Thursday in November through December 31st) to receive food and wine gifts of nominal value from persons or entities with whom the Firm conducts business.   It is not necessary to report the receipt of such food and wine items during the holiday season.   If, however, you believe (based on the exercise of your own good judgment and common sense) that any particular gift exceeds a nominal  value  such  that  it  could  reasonably  embarrass  the  Firm  or  otherwise  seems inappropriate, you should report it as you would any other gift.  This “holiday season” exception applies only to food and wine gifts.   Any non-food gifts sent or received during the holiday season is not covered by this exception and must be reported. This exception does not apply to the section below entitled “Special Restrictions.”

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To send gifts of food or wine to business contacts, however, Fortress and its personnel must follow the pre-approval procedures described above.  A request for written approval should be sent to the Compliance Department and must include (i) the name of the person providing the gift,  (ii) the name of the entity or business with which the person is associated, (iii) a description of the food or wine gift and (iv) the value of the gift.

Special Restrictions

Government Officials.  Firm personnel may not provide Gifts or Entertainment of any value  to “government officials” or their families, including foreign government officials, without the prior written approval of the General Counsel or Chief Compliance Officer.  In certain countries around the world, where governments still own or control many banks, financial institutions, airlines, petroleum concerns, power companies, manufacturers and other regulated industries,  the  employees  of  these  types  of  institutions  may  be  considered  “government officials.”  This would also apply to sovereign wealth funds.  If you have any doubt about who you are dealing with, seek guidance from a member of the Legal and Compliance Department.

Persons Who Work for a U.S. State Government or U.S. State or Municipal Pension Fund. Firm personnel may not provide Gifts or Entertainment of any value to persons who work for a state or municipal government or pension fund (e.g., the California State Teachers Retirement System (“CalSTRS”) or the Pennsylvania State Employees Retirement System (“PASERS”), including without limitation, advisors and/or consultants to such entities, without the prior written approval of the Chief Compliance Officer (or his authorized designee).

Gifts and Entertainment Record-Keeping Requirements

The Firm and its Employees must maintain books and accounting records that accurately and fairly reflect all transactions with and dispositions to third parties, including gifts and entertainment expenses as discussed in this section.  These record-keeping requirements apply to all payments, not merely those that would be material in the traditional financial sense or that necessitate preapproval.  Accordingly, Employees must be timely and complete when preparing all reports and records required by the Firm's policies and procedures.

The making of false or misleading entries, records or documentation violates the law, the Code and the Policy. You must never create a false or misleading report or make a payment or establish an account on behalf of the Firm with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.  Our Policy strictly prohibits the manipulation of the Firm's books and records in an effort to mask such transactions, either by characterizing them in some oblique way, or by omitting them from the Firm's books entirely.  No undisclosed or unrecorded accounts are to be maintained for any purpose.

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If you have any doubts or questions as to whether your conduct is permissible under the Policy or the Code, you must promptly contact a member of the Firm's Legal and Compliance Department.

Waivers

The Chief Compliance Officer or the General Counsel may grant written waivers of this Policy.

Outside Business Interests

No Employee shall, at any time, be employed by, or accept compensation from, any other corporation, firm or individual (other than an affiliated entity) without prior written approval from the Firm. Any form of employment, including, without limitation, self-employment, or any employment related to securities, insurance, financial planning, taxes, real estate, law, etc., must be approved in writing by the Legal and Compliance Department. Employees will be notified via electronic or written notice of the decision on the matter.

Prior approval must be obtained from the Legal and Compliance Department before any Employee can be appointed as a director of any other company. If the Firm has a relationship with the entity seeking to appoint an Employee as a director, proper disclosure of that fact must be made.

Annual Conflicts of Interest Certification

A potential or actual conflict of interest exists when the interests of the Firm’s Clients may be compromised by the Firm’s or any Employee’s material interests or relationships. In order for the Firm to monitor and assess any potential or actual conflicts of interests, Employees will be required to certify as to their potential conflicts of interest with the Firm on an annual basis. Potential conflicts which require a certification shall include, without limitation, the Employee’s, or any of the Employee’s family members’, economic or other interest (such as acting as a director or officer) in any entity which provides services to the Firm or Clients.

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